EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee Chairman & President (604) 684-1099
David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release		Financial Dynamics Investors: Eric Boyriven Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. ANNOUNCES COMPLETION OF
THE ACQUISITION OF THE CELGAR NBSK PULP MILL
AND NOTE AND SHARE OFFERINGS

        NEW YORK, NEW YORK, February 14, 2005 — Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERCS, TSX: MRI.U) today announced it has completed its previously announced acquisition of the Celgar NBSK pulp mill for approximately $210 million plus an amount for working capital. $170 million of the purchase price was paid in cash and $40 million was paid in Mercer shares issued at a price of $9.50 per share. The acquisition positions Mercer as one of the world's largest publicly traded market producers of NBSK pulp with a consolidated annual NBSK pulp production capacity of approximately 1.3 million tonnes.

        On February 14, 2005, Mercer completed its previously announced sale of $310 million of 9.25% senior unsecured notes due 2013 and 9,416,196 Mercer shares at a price of $8.50 per share. After commissions and discounts, such sales resulted in proceeds of approximately $302.5 million and $75.8 million, respectively. The Company used such proceeds to pay the cash portion of the purchase price for the Celgar pulp mill and its working capital, repay all of the bank indebtedness of its Rosenthal pulp mill and for working capital.

        On February 14, 2005, Mercer also entered into a $30.0 million revolving working capital facility for the Celgar pulp mill and a €40.0 million revolving working capital facility for its Rosenthal pulp mill.

Mercer

        Mercer is a pulp and paper manufacturing company. Mercer operates three modern NBSK pulp mills in Germany and Canada with a consolidated annual production capacity of approximately 1.3 million tonnes.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition, construction and equipment performance risks and other risk factors listed from time to time in the Company's SEC reports.